Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 26th day of June, 2002, by and between Benjamin E. Kiker, Jr., (the “Executive”) and Onyx Software Corporation, a Washington corporation (the “Corporation” or “Onyx”).

For ease of reference, this Agreement is divided into the following parts, which begin on the pages indicated:

FIRST PART:	TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT (Sections 1-10, beginning on page 2)

SECOND PART:	COMPENSATION AND BENEFITS IN CASE OF TERMINATION RESULTING FROM CHANGE OF CONTROL (Section 11, beginning on page 5)

THIRD PART:	TRADE SECRETS, ASSIGNMENT OF INVENTIONS, SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE PAGE (Sections 12-15, beginning on page 6)

FIRST PART:	TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT

Section 1. Term of Employment

Basic Rule. Executive’s employment shall commence on July 1, 2002. Either party is free to terminate such employment upon 14 day’s written notice to the other party. In the event of a termination of employment resulting from a change in control, as defined in Section 11, Executive shall be entitled to the compensation and benefits as detailed in the Second Part of this Agreement.

Section 2. Duties and Scope of Employment

(a)	Position. The Corporation agrees to employ the Executive for the term of employment under this Agreement in the position of Senior Vice President & Chief Marketing Officer. Executive shall be given such duties, responsibilities and authorities as are appropriate to his position.

(b)	Obligations. During the term of employment under this Agreement, the Executive shall devote the Executive’s full business efforts and time to the business and affairs of the Corporation as needed to carry out his duties and responsibilities hereunder subject to the overall supervision of the Corporation’s President & Chief Operating Officer. The foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with the Executive’s responsibilities to the Corporation.

Section 3. Base Compensation

During the term of employment under this Agreement, the Corporation agrees to pay the Executive as compensation for services a base salary at the annual rate of $205,000.00, minus applicable withholdings and deductions. Such salary shall be payable semi-monthly in accordance with the standard payroll procedures of the Corporation. The annual compensation specified in this Section 3, together with any adjustments in such compensation that the Corporation may grant from time to time is referred to in this Agreement as “Base Compensation.”

Section 4. Leveraged Compensation Bonus Plan

As a member of the executive team, Executive will be eligible to participate in the Corporation’s Leveraged Compensation Bonus Plan. Under this Compensation Plan, Executive will be eligible for annual incentive pay of 50% of base salary for 100% performance within this documented plan, during the period in which the Compensation Plan is in existence. Potential payouts may occur semi-annually as detailed in the Compensation Plan. As a special exception, Executive shall be partially exempted from the bonus funding structure of the existing Leveraged Compensation Bonus Plan for the remainder of 2002. For the remainder of 2002, Executive’s incentive shall be split 75% towards MBOs and 25% towards corporate performance. Executive shall move onto the standard Executive Leveraged Compensation Bonus Plan effective 1/1/03 for the calendar year 2003.

Section 5. Special Hiring Bonuses

Executive shall be provided (i) a signing bonus of $45,000.00 ($56,250.00 estimated gross minus applicable withholding) upon commencement of employment with Onyx, and (ii) $13,000 ($16,250.00 estimated gross minus applicable withholding), to be paid after 60 days with Onyx and (iii) $15,000.00 gross to be paid in January, 2003, provided Executive is employed by Onyx at that time. These individual payments are subject to full repayment should Executive leave Onyx voluntarily or be dismissed for serious cause within 12 months of receiving the payments.

Section 6. Stock Options

(a) Initial Grant. Subject to approval by the Corporation’s Board of Directors, the Executive shall receive an option to purchase one hundred thousand (100,000) shares of the Corporation’s common stock (the “Option”) at an exercise price equal to the fair market value of the Corporation’s common stock on the Grant Date (fair market value to be calculated as defined in the Corporation’s 1998 Stock Incentive Compensation Plan). Such option shall be subject to the terms and conditions of the Corporation’s 1998 Stock Incentive Compensation Plan, and shall provide that twenty five percent (25%) of the shares covered by the Option shall vest on the one-year anniversary of the first day of Executive’s employment (the “Initiation Date”), and an additional 2.0833% shall vest at the end of each month thereafter, with the result that 100% of the Option shall be vested four years from the Initiation Date.

(b) Additional Initial Grants. Subject to approval by the Corporation’s Board of Directors, the Executive shall receive two additional stock option grants of the Corporation’s common stock. The first such grant shall be sixty thousand (60,000) shares (the “First Additional Option Grant”) and the second such grant shall be forty thousand (40,000) shares (the “Second Additional Option Grant”). Each such additional grant shall have an exercise price equal to the fair market value of the Corporation’s common stock on the Grant Date (fair market value to be calculated as defined in the Corporation’s 1998 Stock Incentive Compensation Plan). Each additional grant shall be subject to the terms and conditions of the Corporation’s 1998 Stock Incentive Compensation Plan, and shall vest twenty five percent (25%) on the one-year anniversary of the first day of Executive’s employment (the “Initiation Date”), and an additional 2.0833% at the end of each month thereafter, with the result that 100% of each additional option shall be vested four years from the Initiation Date. Notwithstanding the foregoing, each additional option grant shall further provide for acceleration of vesting in the event that the Executive achieves certain milestones as outlined in Schedule 1 of this Agreement.

(c) Future Grants. Executive shall be reviewed for an add-on grant in January 2003. Such grant shall be no less than 50,000 options and fully subject to Executive’s performance as determined by Executive’s Manager.

(d) Option Acceleration for Change in Control. Each of the three (3) option grants detailed in this Section 6 shall have the benefit of the acceleration provisions contained in Section 11 of this Agreement.

Section 7. Executive Benefits

During the term of employment under this Agreement, the Executive shall be eligible to participate in the executive benefit plans and executive compensation programs maintained by the Corporation at any given time, including (without limitation) 401(k) and employee stock purchase plans (ESPP), life, disability, medical, dental, vision, accident and other insurance programs, transportation fringe benefit plans, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the discretion and determinations of any person, committee or entity administering such plan or program. Most benefits begin the first of the month following date of hire. Benefits include coverage for you and your eligible dependents/domestic partner for medical, dental, vision, life, LTD insurance, and 401(k). There is a moderate monthly premium deducted for full family coverage.

The Employee Stock Purchase Program (ESPP), gives eligible employees of Onyx an opportunity to purchase shares of Onyx Stock through payroll deductions. These payroll deductions are used to periodically purchase shares of Onyx Stock at a discount from its current fair market value without incurring broker commissions. In order to participate you must be employed prior to, or on, a biannual enrollment date (January 1 & July 1).

Section 8. Business Expenses and Travel

During the term of employment under this Agreement, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with the Executive’s duties hereunder. The Corporation shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with generally applicable Onyx Travel & Expense policies.

Section 9. Time Off

Onyx is a results’ driven company allowing employees great flexibility in determining their time off needs. Time away from work is coordinated with your team and your manager. Three (3) weeks annually may be used as a guideline when determining personal time off needs. Salary and benefits continue uninterrupted through these periods away from work.

Section 10. Relocation

This role is to be located at the Corporation’s corporate offices in Bellevue, Washington after an initial period of commuting. Onyx will cover closing costs including real estate fees and commissions for the sale of Executive’s home in Palo Alto, full cost of packing and shipping of household goods and two vehicles, transportation, 120 days of temporary living accommodations in Seattle from September 1 through December 31, 2002, up to 45 days of storage, and an allowance of $2,000 for incidentals.

SECOND PART:	COMPENSATION AND BENEFITS IN CASE OF TERMINATION AS A RESULT OF A CHANGE IN CONTROL

Section 11. Termination Resulting from a Change in Control

In the event Executive’s employment is terminated as a result of a change in control of the Corporation (a “Corporate Transaction” pursuant to Section 2.6 of the 1998 Stock Incentive Compensation Plan), provided that Executive executes a release of all claims and meets the conditions to receipt of payments, described below, the following shall occur: (i) as severance pay, the Corporation shall pay to the Executive following the date of the employment termination and over the succeeding four months, four months of Executive’s base salary in accordance with standard payroll procedures, (ii) the Corporation shall pay any earned, but unpaid, bonuses owed to Executive as of the date of the termination, (iii) four months of medical coverage continuation shall be provided, and (iv) Executive’s stock options shall be treated according to the provisions of Section 11.2 of the 1998 Stock Incentive Compensation Plan. Notwithstanding the foregoing, in the event of a Corporate Transaction that occurs prior to the one-year anniversary of Executive’s first day of employment, Executive’s stock option grants hereunder shall immediately accelerate such that 25% of each grant is immediately vested as of the date of such Corporate Transaction. This acceleration shall occur regardless of whether or not Executive’s employment is terminated as a result of such Corporate Transaction.

As a condition to the receipt of the payments described in this section, the Executive shall be required to execute a release of all claims arising out of the Executive’s employment or the termination thereof including, but not limited to, any claim of discrimination under state of federal law, through the date of the release, but excluding claims for indemnification from the Corporation under any indemnification agreement with the Corporation, its certificate of incorporation and by-laws or applicable law or claims for directors and officers’ insurance coverage. As a further condition to receipt of the payments described in this section, the Executive shall not, for a period of one year, without the Corporation’s prior written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, executive, consultant, agent or stockholder (other than a less than 5% stockholder of a publicly traded company) (i) engage in any activity which is in competition with the business, the products or services of the Corporation, (ii) solicit any of the Corporation’s employees, consultants or customers, (iii) hire any of the Corporation’s employees or consultants in an unlawful manner or actively encourage employees or consultants to leave the Corporation, or (iv) otherwise breach his or her Confidential Information obligations.

THIRD PART:	TRADE SECRETS, ASSIGNMENT OF INVENTIONS SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE PAGE

Section 12. Confidential Information

(a)	Acknowledgement. The Corporation and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and that, as a result of the Executive’s employment, the Executive will be in a relationship of confidence and trust with the Corporation and will come into possession of “Confidential Information” (1) owned or controlled by the Corporation, (2) in the possession of the Corporation and belonging to third parties or (3) conceived, originated, discovered or developed, in whole or in part, by the Executive. As used herein “Confidential Information” includes trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not the Executive’s work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, ID’s or e-mail addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), software systems and processes, strategic and development plans, financial data, product information, the identities of co-developers or prospective co-developers, business records, project records, employee lists, business manuals, policies and procedures, information relating to processes, technologies, theory, or skills or compensation of employees of the Corporation. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary, even if it is not specifically marked as such, unless the Corporation advises the Executive otherwise in writing.

(b)	Nondisclosure. The Executive agrees that the Executive will not, without the prior written consent of the Corporation, directly or indirectly use or disclose Confidential Information to any person or entity, during or after the Executive’s employment, except as may be necessary in the ordinary course of performing the Executive’s duties under this Agreement. The Executive will keep the Confidential Information in strictest confidence and trust. This Section 12 shall apply indefinitely, both during and after the term of this Agreement.

(c)	Surrender Upon Termination. The Executive agrees that in the event of the termination of the Executive’s employment for any reason, the Executive will immediately deliver to the Corporation all property belonging to the Corporation, including all documents, electronically stored information, and materials of any nature pertaining to the Executive’s work with the Corporation, and will not take with the Executive any documents, electronically stored information, or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information. It is understood that the Executive is free to use information that is in the public domain (not as a result of a breach of this Agreement).

Section 13. Inventions and Creations Belong to the Corporation

(d)	Inventions and Original Works Retained by Executive. Executive has attached hereto as Exhibit A a complete list of all inventions, original works of authorship, developments, improvements, software, applications, and trade secrets that Executive has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Executive’s employment with the Corporation, that Executive considers to be his or her own property or the property of third parties and that Executive wishes to have excluded from the scope of this Agreement. If disclosure of an item on Exhibit A would cause Executive to violate any prior confidentiality agreement, Executive will not list such in Exhibit A but will inform the Corporation that all items have not been listed for that reason. A space is provided on Exhibit A for such purpose.

(e)	Inventions and Original Works Assigned to the Corporation. Any and all inventions, discoveries, improvements, or creations (collectively “Creations”) which the Executive has conceived or made or may conceive or make during the period of employment under this Agreement in any way, directly or indirectly, connected with the Corporation’s business shall be the sole and exclusive property of the Corporation, except those exempted by RCW 49.44.140 as stated below in Section 14. The Executive agrees that all copyrightable works created by the Executive or under the Corporation’s direction in connection with the Corporation’s business are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. § 101) and shall be the sole and complete property of the Corporation and that any and all copyrights to such works shall belong to the Corporation. To the extent such works are not deemed to be “works made for hire,” the Executive hereby assigns all proprietary rights, including copyright, in these works to the Corporation without further compensation.

(f)	Disclosure to the Corporation and Obtaining Letters Patent, Copyright Registrations and Other Protections. The Executive further agrees to (i) disclose promptly to the Corporation all such Creations which the Executive has made or may make solely, jointly, or commonly with others, (ii) assign all such Creations to the Corporation, and (iii) execute and sign any and all applications, assignments, or other instruments which the Corporation may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to the Corporation all right, title, and interest in said Creations. Specifically, Executive agrees to assist the Corporation to obtain and from time to time enforce United States and foreign proprietary rights relating to any and all inventions, mask-works, original works or authorship, developments, improvements or trade secrets of the Corporation in any and all countries. To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Corporation may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and Executive’s assignment thereof to the Corporation. In addition, Executive will execute, verify and deliver all assignments of such proprietary rights to the Corporation or its designee. Executive’s obligation to assist the Corporation with respect to proprietary rights in any and all countries shall continue beyond the termination of

Executive’s employment with the Corporation, but the Corporation shall compensate Executive at a reasonable rate after such termination for the time actually spent at the Corporation’s request on such assistance.

In the event the Corporation is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Corporation any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any proprietary rights assigned by Executive to the Corporation.

(g)	Obligation to Keep The Corporation Informed: In addition to Executive’s obligations above, during Executive’s employment with the Corporation and for two (2) years after termination thereof for any reason, Executive will promptly disclose to the Corporation fully and in writing all patent applications filed by Executive or on his or her behalf. At the time of each such disclosure, Executive will advise the Corporation in writing of any inventions that Executive believes fully qualify for protection under RCW 49.44.140; and Executive will at the time provide to the Corporation in writing all evidence necessary to substantiate that belief. Executive understands that the Corporation will keep in confidence and will not disclose to third parties without Executive’s consent any proprietary information disclosed in writing to the Corporation pursuant to this Agreement relating to inventions that qualify fully for protection under the provisions of RCW 49.44.140. Executive will preserve the confidentiality of any invention that does not qualify fully for protection under RCW 49.44.140. Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Corporation) of all proprietary information developed by him or her and all inventions made by him or her during the term of Executive’s employment with the Corporation, which records shall be available to and, to the extent they relate to the business of the Corporation, remain the sole property of the Corporation at all times.

Section 14. NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140

(h)	Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the employee for the Company.

Section 15. Miscellaneous Provisions

(i)	Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Corporation (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(j)	Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. In addition, the Executive hereby acknowledges and agrees that this Agreement supersedes in its entirety any employment agreement between the Executive and the Corporation in effect immediately prior to the effective date of this Agreement. As of the effective date of this Agreement, such employment agreement shall terminate without any further obligation by either party thereto, and the Executive hereby relinquishes any further rights that the Executive may have had under such prior employment agreement.

(k)	Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address that the Executive most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(l)	No Setoff. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Executive under this Agreement.

(m)	Choice of Law. The validity, interpretation, construction, and performance of this Agreement, shall be governed by the laws of the State of Washington. Jurisdiction and venue for any claims arising under this Agreement shall lie exclusively in King County, Washington State, USA.

(n)	Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(o)	No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Subsection (g) shall be void.

(p)	Employment at Will; Limitation of Remedies. The Corporation and the Executive acknowledge that the Executive’s employment is at will, as defined under applicable law,

and that either Executive or the Corporation may terminate Executive’s employment for any reason, with or without cause, subject to the provisions of this Agreement. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(q)	Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(r)	Benefit Coverage Non-Additive. In the event that the Executive is entitled to life insurance and health plan coverage under more than one provision hereunder, only one provision shall apply, and neither the periods of coverage nor the amounts of benefits shall be additive.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT AFFECTS EXECUTIVE’S RIGHTS TO INVENTIONS HE MAKES DURING HIS EMPLOYMENT WITH THE CORPORATION, AND RESTRICTS EXECUTIVE’S RIGHT TO DISCLOSE OR USE THE CORPORATION’S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO EXECUTIVE’S EMPLOYMENT WITH THE CORPORATION.

EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS. EXECUTIVE HAS HAD A FULL OPPORTUNITY TO HAVE THIS AGREEMENT EXPLAINED AND TO CONSULT WITH AN ATTORNEY OF HIS CHOICE CONCERNING THE LEGAL OPERATION OF THIS AGREEMENT. EXECUTIVE IS VOLUNTARILY AND WILLINGLY ENTERING INTO THIS AGREEMENT. EXECUTIVE HAS COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

/s/ Benjamin E. Kiker, Jr.
Executive

ONYX SOFTWARE CORPORATION

By:	/s/ Brent Frei
Brent Frei

Its:	Chief Executive Officer

EXHIBIT A

Proprietary Information and Inventions Agreement

1. The following is a complete list of all inventions or improvements relevant to the business of Onyx Software Corporation (“the Corporation”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to the term of my employment with the Corporation:

☒	No inventions or improvements.

See below.

Additional sheets attached.

Due to confidentiality agreements with a prior or current employer, I cannot disclose certain inventions that would otherwise be included on the above-described list.

2. I propose to bring to the Corporation the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used by the Corporation pursuant to the express written authorization of my former or current employer or such other person (a copy of which is attached hereto):

☒	No inventions or improvements.

See below.

Additional sheets attached.

Dated: June 26, 2002

Very truly yours,

/s/ Benjamin E. Kiker, Jr.
Signature

Benjamin E. Kiker, Jr.
Print Name

SCHEDULE 1

Accelerated Vesting of First Additional Option Grant of 60,000 Shares

Period	Worldwide License Revenue Target (Millions)	Periodic Acceleration of Options (Thousands)	Cumulative Worldwide License Revenue Target (Millions)	Cumulative Acceleration of Options (Thousands)
2H, 2002	24	35	24	35
1H, 2003	28	25	52	60
2H, 2003	34	20	86	60
1H, 2004	43	20	129	60
2H, 2004	54	20	183	60

The vesting of the First Additional Option Grant shall accelerate pursuant to the criteria in the above listed chart. License revenue excludes any maintenance revenue generated during a relevant revenue measurement period.

1.	Cumulative vesting takes precedence over periodic vesting in all circumstances. By way of example, in the event the revenue target was not attained for the remainder of 2002, but license revenues were greater than $52,000,000 for the period commencing on the Executive’s first day of employment and ending June 30, 2003, the entire 60,000 options would be fully accelerated (as opposed to the 25,000 options which would have been accelerated for meeting the revenue target during the first half of 2003).

2.	License revenue for a particular period shall include any license revenue that would have been recognizable pursuant to the Company’s revenue recognition policies, but was backlogged in a specific period. Similarly, any such license revenue that has been carried over as backlog to a subsequent revenue measurement period shall not be included as revenue for such subsequent revenue measurement period.

3.	Vesting acceleration, if any, for a specific revenue measurement period, shall take place ninety (90) days after the end of the relevant revenue measurement period. License revenue for such revenue measurement period shall be adjusted for any bad debts in the period. Such license revenue shall be deemed to be a bad debt if such sum is not collected within this 90 day period. In the event license revenue is deemed bad debt, but is later collected, such sum will be reinstated to the revenue total for the then current relevant revenue measurement period.

4.	In order to qualify for vesting acceleration in a specific revenue measurement period, the marketing expenses (as defined in the Company’s annual operating budget and to include both field and corporate marketing expenses) may not exceed 20% of the license revenue in such period.

5.	In the event the number of options to be accelerated is greater than the number of options that has vested pursuant to the standard vesting schedule, only the incremental number of options, if any, shall be further accelerated. For example, if 15,000 options would have vested under the normal vesting schedule, yet the license revenue generated qualifies for an acceleration of 25,000 options, a total of 10,000 options would then accelerate (i.e. 25,000 less 15,000).

Accelerated Vesting of Second Additional Option Grant of 40,000 Shares

Period	Worldwide Relative Market Share Target (%)	Periodic Acceleration of Options (Thousands)	Cumulative Worldwide Relative Market Share Target (%)	Cumulative Acceleration of Options (Thousands)
2H, 2002	4.5%	25	4.5%	25
1H, 2003	5%	15	5%	40
2H, 2003	5%	10	5%	40
1H, 2004	5.5%	10	5.5%	40
2H, 2004	6%	10	6%	40

The vesting of the Second Additional Option Grant shall accelerate pursuant to the criteria in the above listed chart. License revenue, as used to determine relative market share, excludes any maintenance revenue generated during a relevant revenue measurement period.

1.	Relative market share as used hereunder shall be defined as the Onyx license revenue for a specific period divided by the sum of (i) Onyx license revenue and (ii) Pivotal license revenue and (iii) Siebel license revenue for such period.

2.	Cumulative vesting takes precedence over periodic vesting in all circumstances. By way of example, in the event the relative market share target was not attained for the remainder of 2002, but was greater than 5% for the period commencing on the Executive’s first day of employment and ending June 30, 2003, the entire 40,000 options would be fully accelerated (as opposed to the 15,000 options which would have been accelerated for meeting the revenue target during the first half of 2003).

3.	License revenue for a particular period shall include any license revenue that would have been recognizable pursuant to the Company’s revenue recognition policies, but was backlogged in a specific period. Similarly, any such license revenue that has been carried over as backlog to a subsequent revenue measurement period shall not be included as revenue for such subsequent revenue measurement period.

4.	Vesting acceleration, if any, for a specific revenue measurement period, shall take place ninety (90) days after the end of the relevant revenue measurement period. License revenue for such revenue measurement period shall be adjusted for any bad debts in the period. Such license revenue shall be deemed to be a bad debt if such sum is not collected within this 90 day period. In the event license revenue is deemed bad debt, but is later collected, such sum will be reinstated to the revenue total for the then current relevant revenue measurement period.

5.	In order to qualify for vesting acceleration in a specific revenue measurement period, the marketing expenses (as defined in the Company’s annual operating budget and to include both field and corporate marketing expenses) may not exceed 20% of the license revenue in such period.

6.	In the event the number of options to be accelerated is greater than the number of options that has vested pursuant to the standard vesting schedule, only the incremental number of options, if any, shall be further accelerated. For example, if 10,000 options would have vested under the normal vesting schedule, yet the relative market share achieved qualifies for an acceleration of 15,000 options, a total of 5,000 options would then accelerate (i.e. 15,000 less 10,000).